EXHIBIT 10.1

SEPARATION AND TRANSITION SERVICES AGREEMENT

THIS SEPARATION AND TRANSITION SERVICES AGREEMENT (the “Separation and Transition Agreement” or this “Agreement”) is dated as of September 10, 2010, by and between AuthenTec, Inc. (the “Company”) and F. Scott Moody (“Executive”).

WHEREAS, Executive is currently employed by the Company in the position of Chief Executive officer, pursuant to that certain Executive Employment Agreement between Executive and the Company, dated as of June 7, 2007, and amended effective January 1, 2009 (the “Employment Agreement”) (capitalized terms not defined herein and relating to the Employment Agreement shall have the meaning assigned in the Employment Agreement); and

WHEREAS, the Company and Executive have mutually agreed that this Separation and Transition Agreement shall set forth all the terms and conditions of the end of Executive’s employment relationship, without setting precedent; and

WHEREAS, in order to facilitate an effective and efficient leadership transition, the Company desires to retain certain consulting services of Executive, and Executive desires to provide such consulting services to the Company, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the following agreements, covenants, terms and conditions, the parties agree as follows:

1.           Separation.  Executive’s employment with the Company and all of its subsidiaries and affiliates will end on September 10, 2010 (the “Date of Separation”).  Executive’s separation shall be “Without Cause” as defined in Section 2(b)(iii)(C) of the Employment Agreement.

Pursuant to and in accordance with the policies and the agreements referenced below, the Company shall pay or provide to Executive the following amounts or benefits:

A.           Accrued Obligations. The Company will pay to Executive on the next regularly scheduled payroll date on or after the Date of Separation, the Accrued Obligations, including: (i) his Base Compensation through the Date of Separation, and (ii) any accrued vacation pay and expense reimbursements to the extent not theretofore paid.

B.           Pro-rata Bonus.  The Company will pay to Executive the sum of $111,430, representing a pro-rata payment of Executive’s Target Bonus Opportunity pursuant to the Employment Agreement, based on the number of full months in the fiscal year during which Executive was employed before the Date of Separation.  This payment shall be made in a single lump sum on the first day of the seventh month following the Date of Separation (i.e., April 1, 2011), and no interest shall accrue between the Date of Separation and the date of payment.

C.           Outstanding Equity Awards.

(i)           Stock Options.  All of Executive’s outstanding stock options that would have become vested and exercisable within 18 months following the Date of Separation had Executive’s employment not terminated shall become vested and exercisable as of the Date of Separation.  All of Executive’s vested stock options shall remain outstanding and exercisable during the period Executive continues to serve on the Board of Directors of the Company, and for a period of 12 months following his termination of service from the board, or until the earlier expiration of the original term of the award.

(ii)           Restricted Stock Units.  Executive’s 37,500 restricted stock units granted under the Company’s 2007 Incentive Plan on April 1, 2009 shall remain outstanding and shall vest on March 1, 2011, based on the Company’s level of achievement of performance targets relating to revenue and net income, as set forth in the original award agreement.

D.           Service on Board of Directors.  Following the end of his employment, Executive shall continue to serve on the Company’s Board of Directors for the current term for which he was elected, to hold office until the Company’s 2011 Annual Meeting of Stockholders.  During such time, Executive shall receive regular cash and equity compensation payable to the Company’s non-employee directors.  Nothing in this agreement precludes Executive from being renominated to stand for reelection to the Company’s Board of Directors.

2.           Consideration for Restrictive Covenants and Release.  Provided that (i) Executive continues to comply with 2(c)(iii) of the Employment Agreement and in consideration of Executive’s compliance with Section 3 of this Agreement, and (ii) Executive does not revoke the Release included in Section 5 of this Agreement (the “Release”), the Company shall provide the following consideration to Executive:

A.           Severance Payments.  Pursuant to Section 2(b)(ii)(C)(II) of the Employment Agreement, the Company agrees to pay to Executive the amount of $706,568, subject to required withholding deductions (the “Severance Payment”). This payment shall be made in a single lump sum payable on the first day of the seventh month following the Date of Separation, and no interest shall accrue between the Date of Separation and the date of payment.

B.           Welfare Benefits.  For a period of 18 months after the Date of Separation (the “Welfare Benefits Continuation Period”), the Company shall continue benefits to Executive and/or Executive’s eligible dependents any group health benefits to which Executive and/or such dependents would otherwise be entitled to continue under COBRA, or benefits substantially equivalent to those group health benefits that would have been provided if Executive’s employment had not been terminated or, if more favorable to Executive, as in effect generally at any time during the Welfare Benefits Continuation Period with respect to Peer Executives and their families (“Welfare Benefits”), provided, however, that if (i) Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the Welfare Benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; (ii) the Welfare Benefits Continuation Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA; (iii) during the Welfare Benefits Continuation Period, the benefits provided in any one calendar year shall not affect the amount of benefits to be provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (iv) the reimbursement of an eligible taxable expense shall be made no later than December 31 of the year following the year in which the expense was incurred; and (v) Executive’s rights pursuant to this Section shall not be subject to liquidation or exchange for another benefit.

C.           Insurance and Other Benefits.

(i)           Life Insurance.  The Company shall use its best efforts to assign to Executive any insurance policies on the life of Executive, and will pay to Executive the cost of premiums for such insurance policies for a period of 18 months after the Date of Separation.  Notwithstanding the foregoing, any premiums on life insurance that would otherwise be payable during the six-month period immediately following the Date of Separation will be accumulated through and paid to Executive on the first day of the seventh month following the Date of Separation.

(ii)           Legal and Advisory Fees.  The Company shall continue to reimburse Executive for professional legal and financial advisory fees and costs incurred by Executive on an annual basis for a period of 18 months after the Date of Separation as follows:  up to $7,500 for fees and costs incurred in calendar year 2010 (including fees and costs incurred prior to the Date of Separation), (ii) up to $7,500 for fees and costs incurred in calendar year 2011, and (iii) up to $1,250 for fees and costs incurred between January 1, 2012 and March 10, 2012. Notwithstanding the foregoing, any such reimbursements that would otherwise be payable during the six-month period immediately following the Date of Separation will be accumulated through and paid to Executive on the first day of the seventh month following the Date of Separation.

(iii)           Car Allowance.  The Company shall pay to Executive in cash a car allowance equal to $600 per month for 18 months after the Date of Separation.

3.           Restrictive Covenants.  Section 2(c)(iii) of the Employment Agreement contains restrictive covenants which specifically survive the Date of Separation and are incorporated by reference herein.

4.           Adequate Consideration.  Executive acknowledges and agrees that the payments and benefits referred to in Section 2 of this Agreement, the Company’s agreement to resolve any and all issues and disagreements between the parties with respect to Executive’s employment and separation, and the other promises and agreements made by the Company in this Agreement constitute adequate and ample consideration to which Executive would not otherwise be entitled but for Executive’s compliance with the restrictive covenants set forth in Section 2(c) of the Employment Agreement and Executive’s execution of the Release for the obligations imposed upon Executive by virtue of this Agreement and for the rights and claims Executive is waiving under the Release.  Executive acknowledges that the Company has no further obligation to Executive, including paying any additional amounts of money, other than as set forth in this Agreement.

5.           Release.

A.           General Release.  In consideration of the Company’s payments, promises and covenants as recited in this Agreement, with respect to which this Release is an integral part, Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its parent corporations, subsidiaries, and affiliates and their respective officers, directors, stockholders, trustees, employees, agents, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, whether or not arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive.  It is understood and agreed that this Release is intended to include, without limitation, all actions, causes of action, claims or demands for any damage, loss or injury arising from the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2002(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, etseq.; and provided, however, that nothing herein shall release the Company of if obligations to Executive under this Agreement or any other contractual obligations between the Company or its affiliates and Executive, or any indemnification obligations to Executive under the Company’s bylaws, articles of incorporation, Florida law, the Employment Agreement or otherwise.

B.           Release of Claims Under Age Discrimination in Employment Act.  Without limiting the generality of the foregoing, Executive agrees that by executing this Agreement, he has released and waived any and all claims he has or may have as of the date of this Agreement for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.  It is understood that Executive is advised to consult with an attorney prior to executing this Agreement; that he in fact has consulted a knowledgeable, competent attorney regarding this Agreement and the Release; that he may, before executing this Agreement, consider the Release for a period of twenty-one (21) calendar days; and that the consideration he receives for the Release is in addition to amounts to which he was already entitled.  It is further understood that Executive may revoke the Release within seven (7) calendar days from the date of execution hereof and that Executive may not revoke it after that time.

6.           Executive Acknowledgement.  Executive agrees that he has carefully read this Agreement, including the Release, and is signing it voluntarily.  Executive acknowledges that he has been and is hereby advised to consult an attorney and that he has been represented by counsel throughout the negotiation of this Agreement.  Executive acknowledges that he has had twenty one (21) days from receipt of the Release to review it prior to signing or that, if Executive is signing the Release prior to the expiration of such 21-day period, Executive is waiving his right to review the Release for such full 21-day period prior to signing it.  Executive has the right to revoke the Release within seven (7) days following the date of its execution by him.  However, if Executive revokes the Release within such seven (7) day period, no Severance Payment will be payable to him under this Agreement or the Employment Agreement and he shall return to the Company any such payments received prior to that date.  For such a revocation by Executive to be effective, it must be received by the Company’s Vice President and General Counsel, Fred Jorgenson, 100 Rialto Place, Suite 100, Melbourne, Florida prior to noon on the eighth (8th) day immediately following his execution of this Agreement

7.           Return of Materials.  In further consideration of the promises and payments made by the Company hereunder, Executive agrees to return upon the Company’s request, all documents, materials and other things in his possession or control relating to the Company, or that have been in his possession or control at the time of or since the end of his employment with Company, without retaining any copies, summaries, abstracts, excerpts, portions, replicas or other representations thereof.  Such documents, materials and other things shall include, without limitation, all product specifications, contracts, product and service lists, computer equipment, computer software, computer data, databases, other information compilations, pricing information, financial information, information regarding legal issues, product supply information, information and materials supply information, vendor information, customer identify information, customer status and financial information, product development information, source code information, object code information, human resources information, marketing materials and other documents, materials and things related to the Company, its customers, its business partners or its products, and security access badges, any credit or phone cards provided by or through the Company, and any equipment (including, but not limited to, cell phones, pagers, laptops, palm pilots or other personal computing devices, and/or other computers) that were issued by or are owned by  the Company.

8.           Entire Agreement.  The following sections of the Employment Agreement shall survive the Date of Separation, are incorporated herein and remain in full force and effect (the “Surviving Employment Agreement Provisions”):  Section 1(d)(vi), Parachute Tax Grossup; Section 2(c), Post-Termination Matters; Section 6, Indemnification; and Section 7, Miscellaneous. The Surviving Employment Agreement Provisions and this Agreement, including the Release, contain the entire agreement between the parties concerning the subject matter hereof and, except as expressly provided herein, supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof, including the Employment Agreement (other than the Surviving Employment Agreement Provisions), which shall have no further force or effect.  Executive understands and agrees to the terms and conditions of this Agreement which Executive is making freely, knowingly, and voluntarily.

9.           Transition Consulting Services.

(a)           Consulting Services.  Based upon his extensive background and knowledge of matters in which he was involved as Chief Executive Officer of the Company, the Company desires to engage Executive to provide professional consulting services and advice, and Executive hereby agrees to provide such professional consulting services and advice, as the Company may request from time to time in order to facilitate an effective and efficient leadership transition (the “Consulting Services”).  During the term of this Agreement, Executive agrees not to knowingly or intentionally take any actions that would have the likely consequence of damaging the public image or reputation of the Company or its affiliates.  Nothing stated in this Section 9 shall in any way affect any benefits to which Executive may otherwise be entitled as a result of the end of his Employment Agreement by the Company Without Cause pursuant to Sections 1 and 2 of this Agreement.
(b)           Consulting Period.  Executive shall provide the Consulting Services to the Company for a six-month period commencing on September 13, 2010 and ending on March 13, 2011(the “Initial Consulting Period”).  After the Initial Consulting Period, the Company may, at its discretion, continue to engage Executive to provide Consulting Services on a week-to-week basis, subject to termination at any time by either party (the “Additional Consulting Period, and together with the Initial Consulting Period, the “Consulting Period”).

(c)           Hours.  Executive shall devote such time to the performance of Consulting Services hereunder as is reasonably necessary to perform them in a satisfactory manner, subject to the following sentence.  Under no circumstance shall total hours worked rise above a level equal to more than 20% of the average level of services performed by Executive as an employee of the Company from August 1, 2007 to August 1, 2010, in accordance with Treas. Reg. §1.409A-l(h)(1)(ii).

(d)           Compensation and Expenses.

(i)           Compensation.  The Company will pay Executive a consulting fee (the “Consulting Fee”) of $3,000 per week during the Initial Consulting Period, and will continue to pay Executive a Consulting Fee of $3,000 per week during the Additional Consulting Period, if any.  Consulting Fees shall be payable no later than fifteen (15) days following the start of each month during the Consulting Period.  At the request of Executive, Consulting Fees and any other moneys due and owing Executive under this Agreement shall be deposited to an account or mailed to an address Executive shall specify in writing to Company in accordance with the Notice provisions of Section 10(e) hereof.

(ii)           Expenses.  In addition to payment of the Consulting Fee, the Company shall reimburse Executive for all reasonable expenses that are either pre-approved by the Company or actually necessitated by the Consulting Services specified by Company, including expenses for non-local travel, meals and lodging, rental cars, long distance calls, telecopy charges and copying costs, translation fees and third-party expenses incurred in connection with the performance of the Consulting Services hereunder after Executive's presentation of an invoice containing a complete account of such expenditures and all reasonable documentation as may be required by the Company in connection therewith.  All invoices for expenses properly submitted by Executive hereunder shall be paid by the Company within thirty (30) days after receipt thereof.

(e)           Independent Contractor Status.  The parties acknowledge and intend that the relationship of Executive to the Company under this Agreement shall be that of an independent contractor.  In performing the Consulting Services under this Agreement, Executive shall undertake the Consulting Services according to his own means and methods of work which shall be in the exclusive charge and control of Executive and which shall not be subject to the control or supervision of the Company, except as to the objectives of those Consulting Services.  Executive shall determine his own working hours and schedule and shall not be subject to the Company’s personnel policies and procedures.  Executive shall be entirely and solely responsible for his actions or inactions and the actions or inactions of his agents, employees or subcontractors, if any, while performing Consulting Services hereunder.  Executive agrees that he shall not, in any form or fashion, maintain, hold out, represent, state or imply to any other individual or entity that an employer/employee relationship exists between the Company and Executive, his agents and employees, or between the Company and any subcontractor or its agents and employees, and Executive is not granted nor shall he represent that he is granted any right or authority to make any representation or warranty or assume or create any obligation or responsibility, express or implied, for, on behalf or in the name of the Company, to incur debts for the Company or to bind the Company in any manner whatsoever.

Executive is not precluded from representing, or performing services for, and being employed by other persons, companies or organizations, provided that such services do not create an actual conflict of interest that would preclude Executive from undertaking Consulting Services as required under this Agreement.  For clarity in interpreting this provision, were Executive to undertake consulting services for a direct competitor of Company or were Executive to be in a position to use or disclose any confidential information of the one party (e.g., the Company’s) in consulting with the other party (i.e., the competitor), a conflict of interest would arise.  Contrariwise, were Executive to undertake consulting services with another company, whether a competitor of the Company or otherwise, outside the scope of Consulting Services and not involving use or disclosure of either party’s confidential information in carrying out his duties for the other, no conflict would arise or be asserted.

The obligations imposed on Executive in performing the Consulting Services and concerning Company’s confidential information are set forth in Section 9(g) below.  In the event of any conflict between the provisions of this Section 9(e) and Section 9(g) of this Agreement, the provisions of Section 9(g) shall control.

(f)           Taxes and Employee Benefits.  The parties agree that during the Consulting Period, Executive shall be serving as an independent contractor of the Company, and therefore unless required by law, the Company shall not deduct any federal, state or local taxes or other withholdings from any sums paid Executive hereunder.  Executive shall be responsible for all tax reporting, tax payments, withholdings, insurance and other payments, expenses and filings required to be made or paid by him or his agents or employees.  Further, neither Executive nor any of his agents or employees on account of his or their having rendered Consulting Services hereunder shall be entitled to any benefits provided by the Company to any of its employees, including, without limitation, any retirement plan, insurance program, disability plan, medical benefits plan or any other fringe benefit program sponsored and maintained by the Company for its employees; provided however, nothing stated in this Agreement shall in any way affect any benefits to which Executive may be entitled as a result of his prior employment with the Company or its affiliates.
(g)           Confidentiality.  Executive shall not, without the prior written consent of the Company, disclose to third parties any confidential information he acquires from the Company, and Executive shall take all reasonable precautions to prevent his disclosure of confidential information to any third party who is not independently under an obligation of confidentiality to the Company.  For the purposes of this Agreement, confidential information shall include any and all information not in the public domain respecting the activities, operations, plans, properties, and financial condition of the Company and its affiliates, that is disclosed or made available to Executive, his employees or agents by any source, whether orally or in writing, and whether such information is disclosed either before or after the date of this Agreement, unless such disclosure has been specifically approved for release by the Company in writing.  The terms of this paragraph shall be a continuing covenant that survives the expiration or earlier termination of this Agreement for an additional period of two (2) years, after which the covenant of this Section 9(g) respecting confidentiality shall expire.

10.           Miscellaneous.

(a)           Waiver.  Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)           Severability.  If any provision or covenant, or any part thereof, of this Agreement, except Employee’s Release set forth in Section 5 of this Agreement, should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)           Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it.

(d)           Choice of Law; Forum Selection.  The validity, interpretation and performance of this Agreement shall be governed by and controlled in accordance with the laws of the State of Florida, including said State’s choice of law rules.  The parties hereto voluntarily submit themselves to the jurisdiction of the state or federal district courts in the State of Florida which shall have exclusive jurisdiction over any case or controversy arising under or in connection with this Agreement, including with respect to an action to remedy any breach of or otherwise to enforce the terms and conditions of this Agreement.

(e)           Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Company:	AuthenTec, Inc. 100 Rialto Place, Suite 100 Melbourne, Florida 32901 Attention: Fred Jorgenson Vice President and General Counsel

To Executive:	F. Scott Moody

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(f)           Amendments and Modifications.  This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

IN WITNESS WHEREOF, the parties freely and voluntarily execute this Separation and Transition Agreement as follows:

	AUTHENTEC, INC.	EXECUTIVE:

By:	/s/	/s/
	Frederick R. Jorgenson	F. SCOTT MOODY
Vice President, General Counsel & Secretary

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